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                                                                    Exhibit 10.7

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT (the "Agreement"), made in New York, New York as of the 21st day of November, 2002, between Nephros, Inc., a Delaware corporation having its executive offices and principal place of business at 3960 Broadway, New York, New York (the "Company"), and Norman J. Barta, an individual currently residing at 6 Berkeley Place, Fair Lawn, NJ 07410 ("Executive").

     WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows

          1. Term.

                    The term of this Agreement shall be the three-year period commencing on the date first above written, and ending three years thereafter (the "Term").

          2. Employment.

               (a) Employment by the Company. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as President and Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the "Board") and shall have such duties as may be prescribed by the Board from time to time and which are commonly performed by CEO/Presidents of similar sized companies conducting similar business, such as, but not limited to, corporate planning and oversight of the financial, marketing, research and other vital functions of the organization.

               (b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Board and serve the Company to the best of Executive's ability. Executive shall devote Executive's entire working time to the business and affairs of the Company, subject to vacations and sick leave in accordance with Company policy and as otherwise permitted herein.

               (c) Place of Performance. During his employment with the Company, Executive will work at the Company's offices in New York, New York, as necessary or appropriate or at such other location in the greater New York City area as the Company may determine. Throughout the Term, Executive agrees to maintain Executive's personal residence within reasonable access to Executive's place of employment. Executive recognizes that his duties will require, from time to time and at the Company's expense (subject to Section 3(g) below), travel to domestic and international locations.

          3. Compensation and Benefits.

               (a) Base Salary. The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $150,000 payable in equal installments consistent with the Company's payroll practices. On the date that the initial public offering ("IPO") for the

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Company's common stock is offered for sale to the public, Executive's Base
Salary shall increase to $225,000.

               (b) Milestone Bonus. Upon the achievement of any of the milestones described in this paragraph, the Company shall pay to Executive a bonus ("Milestone Bonus") equal to 10% of Executive's Base Salary at the time the milestone is achieved. Executive shall be entitled to a Milestone Bonus upon the achievement of any one or more of the following:

          (1) MD Diafilter hemodiafiltration device or a related or similar device is deemed ready to enter a clinical trial by the FDA in the U.S. or an analogous body outside the U.S., in a region where there exists significant market opportunity for the sale of such device;

          (2) the completion of the clinical trial, of the device described in
Section 3(b)(1) above in the region described in Section 3(b)(1) above;

          (3) the first regulatory approval, of the device described in Section 3(b)(1) above in the region described in Section 3(b)(1) above;

          (4) a second hemodiafiltration device is deemed ready to enter a clinical trial by the FDA in the U.S. or an analogous body outside the U.S., in a region where there exists significant market opportunity for the sale of such device;

          (5) the completion of the clinical trial of the device described in
Section 3(b)(4) above in the region described in Section 3(b)(4) above;

          (6) the first regulatory approval of the device described in Section 3(b)(4) above in the region described in Section 3(b)(4) above.

          The milestones described in this paragraph may be amended by written agreement of the parties.

          After the Anniversary Date, as defined in Section 3(d) ("Base Salary Increase"), at least two realistic milestones shall be added by the Compensation Committee of the Board, after consultation with Executive, each year and Executive shall be paid for the achievement of each such milestone an amount to be determined by the Compensation Committee of the Board, provided that the total potential payment for milestones (if achieved) each year equals at least 20% of Executive's Base Salary as of the date the milestones are set by the Compensation Committee of the Board.

               (c) Licensing Bonus. With respect to any licensing agreement or technology access agreement related to End Stage Renal Disease ("ESRD") therapy machines and/or filter technology devices (the "Property"), the Company shall pay to Executive a bonus ("Licensing Bonus") of one percent (1%) of the license fee or technology access fee due to the Company. Such Licensing Bonus shall be payable within 10 business days after receipt by the Company of the license fee or technology access fee, or each installment of the license fee or technology access fee. The license fee or technology access fee is any fee or payment that is not tied directly to sales or expressed as a percentage of receipts from using the Property or as an account per unit produced, also known as a royalty. Notwithstanding the foregoing, a maximum

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bonus of Five-Hundred-Thousand US Dollars ($500,000) shall be payable to
Executive with respect to any one licensing or technology access agreement including renewals and amendments, with an aggregate maximum Licensing Bonus under this Agreement of Two-Million US Dollars ($2,000,000).

               (d) Base Salary Increase. On March 31, 2004 (the "Anniversary Date"), the Company shall increase Executive's Base Salary by the dollar amount of each of the six Milestone Bonuses referred to in Section 3(b)(1)-(6) above which have been achieved during the period preceding such Anniversary Date.

          During each year that Executive is employed hereunder, on or before each one-year anniversary of the Anniversary Date (such date, the "Review Date"), the Compensation Committee of the Board shall review Executive's performance and shall determine, in its sole discretion, whether to further increase Executive's Base Salary and any increase shall become effective beginning on the relevant Review Date.

               (e) Grant of Options and Terms Thereof. The Company has granted or shall grant to Executive an option (the "Option"), pursuant to the Nephros 2000 Equity Incentive Plan, to purchase shares of the Company's common stock (the "Option Shares"), subject to vesting and forfeiture as set forth in the Incentive Stock Option Agreement including any amendments, modifications and successors thereto, attached hereto as Exhibit A.

               (f) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided to executives of the same level and responsibility as Executive, including without limitation family medical insurance, life insurance and disability insurance (subject to generally-applicable required employee contributions).

               (g) Travel and Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Executive in the performance of Executive's duties under this Agreement in accordance with the policies and procedures established by the Company from time to time for executives of the same level and responsibility as Executive.

               (h) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and other withholdings.

               (i) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise provided herein or in any applicable employee benefit plan or program.

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          4. Termination of Employment.

               (a) Termination. The Company may terminate Executive's employment for Cause (as defined below), in which case the provisions of Section 4(b) of this Agreement shall apply. The Company may also terminate Executive's employment in the event of Executive's Disability (as defined below), in which case the provisions of Section 4(c) of this Agreement shall apply. The Company may also terminate Executive's employment for any other reason by written notice to Executive, in which case the provisions of Section 4(d) of this Agreement shall apply. If Executive's employment is terminated by reason of Executive's death, retirement or voluntary resignation, the provisions of Section 4(b) of this Agreement shall apply.

               (b) Termination for Cause; Termination by Reason of Death or Retirement or Voluntary Resignation. In the event that Executive's employment hereunder is terminated during the Term (x) by the Company for Cause (as defined below), (y) by reason of Executive's death, or (z) by reason of Executive's voluntary resignation or retirement, then the Company shall pay to Executive only the (i) accrued, but unpaid Base Salary for services rendered through the date of termination, and (ii) any Milestone Bonuses due and payable under the terms of this Agreement through such date of termination and those that become due and payable within 90 days of such date of termination. For purposes of this Agreement, "Cause" shall mean (i) conviction of any crime (whether or not involving the Company) constituting a felony in the jurisdiction involved; (ii) engaging in any act which, in each case, subjects, or if generally known would subject, the Company to public ridicule or embarrassment; (iii) gross neglect or misconduct in the performance of Executive's duties hereunder; (iv) willful failure or refusal to perform such duties as may reasonably be delegated to Executive; or (v) material breach of any provision of this Agreement by Executive; provided, however, that with respect to clauses (iii), (iv) or (v), Executive shall have received written notice from the Company setting forth the alleged act or failure to act constituting "Cause" hereunder, and Executive shall not have cured such act or refusal to act within 30 business days of his actual receipt of notice.

               (c) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have failed to perform Executive's duties hereunder on a full time basis for either (i) one hundred twenty (120) days within any three hundred sixty-five (365) day period, or (ii) ninety (90) consecutive days, the Company may terminate Executive's employment hereunder for "Disability". In that event, the Company shall pay to Executive only the accrued, but unpaid, Base Salary for services rendered through such date of termination. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (a "Disability Period"), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under disability benefit plans and programs of the Company or under the Social Security disability insurance program.

               (d) Termination By Company For Any Other Reason. In the event that Executive's employment hereunder is terminated by the Company prior to the expiration of the Term for any reason other than as provided in Sections 4(b) or 4(c) of this Agreement, then the Company shall pay to Executive:

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(i) any accrued, but unpaid Base Salary for services rendered through such date of termination;

(ii) any unpaid Milestone Bonuses due, payable or which accrue on or prior to the date of termination or within 90 days thereafter;

(iii) any unpaid Licensing Bonuses due and payable to Executive whether payable as a one-time payment or in installments over a period of years; and Licensing Bonuses for new licensing agreements or technology access agreements procured by Executive which are consummated on or prior to the date of termination or within 90 days thereafter. Payments of these Licensing Bonuses due to Executive hereunder, if any, shall survive cessation or termination of Executive's employment hereunder; and

(iv) the continued payment of the Base Salary, in the amount as of the date of termination, for the remainder of the Term, such payments to be made at the times such Base Salary would have been paid had Executive's employment not terminated.

     Notwithstanding anything to the contrary contained herein, in the event that Executive shall breach Sections 5, 6 or 7 of this Agreement at any time, in addition to any other remedies the Company may have in the event Executive breaches this Agreement, the Company's obligation under clauses (ii), (iii) and
(iv) of this Section 4(d) shall cease and Executive's rights thereto shall terminate and shall be forfeited.

               (e) Benefits Following Termination. The benefits to which Executive (or as applicable, his spouse or estate) may be entitled pursuant to the plans and programs referred to in Section 3(f) hereof upon termination of Executive's employment shall be determined and paid in accordance with the terms of such plans and programs, or as may be required by applicable law.

               (f) Release. Payment made and performance by the Company in accordance with this Section 4 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 4, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. Company shall have the right to condition the payment of any amounts pursuant to this Section 4 (other than payments required by law) upon the delivery by Executive to the Company of a release in form and substance satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment.

          5. Exclusive Employment; Noncompetition.

               (a) No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties

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hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Board of Directors of the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept any other employment, whether as an executive or consultant or in any other capacity, and whether or not compensated therefor, unless Executive receives the prior written approval of the Board of Directors of the Company.

               (b) No Competition. Executive recognizes the highly competitive nature of the Company's business and that Executive's position with the Company and access to and use of the Company's and its subsidiaries' confidential records and proprietary information renders Executive special and unique. Without limiting the generality of the provisions of Section 2(b) or 5(a) of this Agreement, Executive shall not (i) during the Term and for a period of one year after the termination of Executive's employment with the Company for any reason (the "Restricted Period"), directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in the United States; provided, however, that ownership of 5% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The NASDAQ Stock Market, shall not constitute a breach of this Section 5, so long as Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation.

          For purposes hereof, the term "Competing Business" shall mean any business or venture which, directly or indirectly, engages in developing medical equipment in the hemodiafiltration realm for use in ESRD chronic therapy.

               (c) No Solicitation of Employment. During the Term and the Restricted Period, Executive shall not solicit or encourage any employee of the Company or its subsidiaries to leave the Company or such subsidiary for any reason, nor assist any business in doing so, nor employ such an employee in a Competing Business or any other business.

               (d) Customers of the Company and Its Subsidiaries. Executive shall not, during the Term and the Restricted Period, except as required by the Company in the performance by Executive of his duties under this Agreement, directly or indirectly, on behalf of a Competing Business, contact, solicit or do business with any "customers" (as defined below) of the Company or of any of its subsidiaries for the purpose of selling or licensing any product, service, or technology then sold or licensed by the Company or such subsidiary or proposed to be sold or licensed by the Company or such subsidiary. For the purposes of the provisions of this Section 5(d), "customer" shall include any entity that, within two years prior to the termination of Executive's employment hereunder, purchased or licensed any product, service, or technology from the Company or a subsidiary of the Company. The term "customer" also includes any former customer or potential customer of the Company or any of its subsidiaries which the Company or such subsidiary has solicited within two years prior to the termination of Executive's employment hereunder for the purpose of selling or licensing any product, service,

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or technology then sold or licensed by the Company or such subsidiary or proposed to be sold or licensed.

               (e) Executive understands that the provisions of this Section 5 may limit his ability to earn a livelihood in a business that competes with the business of the Company or its subsidiaries, but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

          6. Inventions and Proprietary Property.

               (a) Definition of Proprietary Property. For purposes of this Agreement, "Proprietary Property" shall mean designs, specifications, ideas, formulas, discoveries, inventions, improvements, innovations, concepts and other developments, trade secrets, techniques, methods, know-how, technical and non-technical data, works of authorship, computer programs, computer algorithms, computer architecture, mathematical models, drawings, trademarks, copyrights, customer lists, marketing plans, and all other matters which are legally protectable or recognized as forms of property, whether or not patentable or reduced to practice or to a writing.

               (b) Assignment of Proprietary Property to the Company or Its Subsidiaries. Executive hereby agrees to assign, transfer and set over, and Executive does hereby assign, transfer and set over, to the Company (or, as applicable, a subsidiary of the Company), without further compensation, all of Executive's rights, title and interest in and to any and all Proprietary Property which Executive, either solely or jointly with others, has conceived, made or suggested or may hereafter conceive, make or suggest, in the course of Executive's employment with the Company.

               The assignment of Proprietary Property hereunder includes without limitation all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights ("Moral Rights"). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company or any subsidiary of the Company that would violate such Moral Rights in the absence of such consent. Executive also will endeavor to facilitate such use of any such Moral Rights as the Company, or, as applicable, a subsidiary of the Company, shall reasonably instruct, including confirming any such waivers and consents from time to time as requested by the Company (or, as applicable, a subsidiary of the Company).

               (c) Works for Hire. Executive acknowledges that all original works of authorship or other creative works which are made by Executive (solely or jointly with others) within the scope of the employment of Executive by the Company and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101). To the extent such original work of authorship or other creative works are not works made for hire, Executive hereby assigns to the Company (or, as directed by the Company, to a subsidiary of the Company) all of the rights comprised in the copyright of such works.

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               (d) Disclosure of Proprietary Property and Execution of
Documents. Executive further agrees to promptly disclose to the Company any and all Proprietary Property which Executive has assigned, transferred and set over or will assign, transfer and set over as provided in Section 6(b) above, and Executive agrees to execute, acknowledge and deliver to the Company (or, as applicable, to a subsidiary of the Company), without additional compensation and without expense to Executive, any and all instruments reasonably requested, and to do any and all lawful acts which, in the reasonable judgment of the Company or its attorneys (or, as applicable, a subsidiary of the Company or its attorneys) may be required or desirable in order to vest in the Company or such subsidiary all property rights with respect to such Proprietary Property.

               (e) Enforcement of Proprietary Rights. Executive will assist the Company (or, as applicable, a subsidiary of the Company) in every proper way to obtain, assign to the Company (or, as directed by the Company, to a subsidiary), confirm and from time to time enforce, United States and foreign patent trade secret, trademark, copyright, mask work, and other intellectual property rights relating to Proprietary Property in any and all countries. To that end Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company, or, as applicable, a subsidiary of the Company, may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment of such Proprietary Property. In addition, Executive will execute, verify and deliver assignments of such Proprietary Property and all rights therein to the Company, its subsidiary or its or their designee. The obligation of Executive to assist the Company, or, as applicable, a subsidiary of the Company, with respect to proprietary rights relating to such Proprietary Property in any and all countries shall continue beyond the termination of employment, but the Company, or as applicable, a subsidiary of the Company, shall compensate Executive at a mutually agreed upon fee, in addition to any expenses, after such termination.

               In the event the Company, or, as applicable, a subsidiary of the Company, is unable for any reason, after reasonable effort, to secure the signature of Executive on any document needed in connection with the actions specified in the preceding paragraph, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, which appointment is coupled with an interest, to act for and on behalf of Executive, to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company or, as applicable, a subsidiary of the Company, any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company or such subsidiary.

               (f) Third Party Information. To the extent Executive has or possesses any Confidential Information (as hereinafter defined) belonging to Executive or to others, Executive shall not use or disclose to the Company or its subsidiaries or induce the Company or its subsidiaries to use any such Confidential Information unless the Company or its subsidiaries have a legal rights to use such Confidential Information. Executive will promptly advise the Company in writing if any of Executive's involvement with the Company or any subsidiary of the Company might result in the possible violation of Executive's undertakings to others or the use of any Confidential Information of Executive or of others.

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          7. Confidential Information.

               (a) Existence of Confidential Information. The Company owns and has developed and compiled, and the Company and its subsidiaries will develop and compile, certain proprietary techniques and confidential information, which have and will have great value to their businesses (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed by the Company (or, as applicable, a subsidiary of the Company) to Executive, but also information developed or learned by Executive during the course or as a result of employment with the Company, which information shall be the property of the Company or, as applicable, such subsidiary. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or any of its subsidiaries is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company or its subsidiary, whether or not such information is specifically labeled as Confidential Information by the Company or such subsidiary. By way of example and without limitation, Confidential Information includes any and all information developed, obtained, licensed by or to or owned by the Company or any of its subsidiaries concerning trade secrets, techniques, know-how (including designs, plans, procedures, merchandising, marketing, distribution and warehousing know-how, processes, and research records), software, computer programs and designs, development tools, all Proprietary Property, and any other intellectual property created, used or sold (through a license or otherwise) by the Company or any of its subsidiaries, electronic data information know-how and processes, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, budgets, projections, customer, supplier, licensee, licensor and subcontractor identities, characteristics, agreements and operating procedures, and salary, staffing and employment information.

               (b) Protection of Confidential Information. Executive acknowledges and agrees that in the performance of Executive's duties hereunder, the Company or a subsidiary of the Company may disclose to and entrust Executive with Confidential Information which is the exclusive property of the Company or such subsidiary and which Executive may possess or use only in the performance of Executive's duties to the Company. Executive also acknowledges that Executive is aware that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Company's or its subsidiaries' interests, an invasion of privacy and an improper disclosure of trade secrets. Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership or other entity, individual or other third party, other than in the course of Executive's assigned duties and for the benefit of the Company, any Confidential Information, either during the Term or thereafter. In the event Executive desires to publish the results of Executive's work for or experiences with the Company or its subsidiaries through literature, interviews or speeches, Executive will submit requests for such interviews or such literature or speeches to the Board of Directors of the Company at least fourteen (14) days before any anticipated dissemination of such information for a determination of whether such disclosure is in the best interests of the Company and its subsidiaries, including whether such disclosure may impair trade secret status or constitute an invasion of privacy. Executive agrees not to publish, disclose or otherwise

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disseminate such information without the prior written approval of the Board of
Directors of the Company.

               (c) Delivery of Records, Etc. In the event Executive's employment with the Company ceases for any reason, Executive will not remove from the Company's premises without its prior written consent any records (written or electronic), files, drawings, documents, equipment, materials and writings received from, created for or belonging to the Company or its subsidiaries, including those which relate to or contain Confidential Information, or any copies thereof. Upon request or when employment with the Company terminates, Executive will immediately deliver the same to the Company.

          8. Assignment and Transfer.

               (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). As soon as reasonable prior to such an event (but no later than 31 days prior thereto), the Company shall advise Executive of this pending occurrence. Executive shall then have 31 days to discuss, negotiate and confer with any successor entity the terms and conditions of Executive's continued employment with the successor Company. If Executive, acting reasonably, is unable to reach an agreement, through good faith negotiations with any successor to the Company, acting reasonably, Executive may terminate his employment with the Company and receive the payments and bonuses outlined in Section 4(d) hereof ("Termination By Company For Any Other Reason").

               (b) Executive. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

          9. Miscellaneous.

               (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company or Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

               (b) Nondisclosure; Other Employers. Executive will not disclose to the Company or any of its subsidiaries, or use, or induce the Company or any of its subsidiaries to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to prior employers.

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               (c) Cooperation. Following termination of employment with the
Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

               (d) No Duty to Mitigate. Executive shall be under no duty to mitigate any losses or damage to the Company with respect to any amounts payable pursuant to Section 4 of this Agreement.

               (e) Protection of Reputation. During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its subsidiaries or its or their reputations or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or any of its subsidiaries, other than those required in order to permit Executive to comply with applicable law or those made in connection with legal or arbitral process. During the Term and thereafter, the Company agrees that it will take no actions which are intended, or would reasonably be expected, to harm Executive or his reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the executive, other than those required in order to permit the Company to comply with applicable law or those made in connection with legal or arbitral process. Notwithstanding the foregoing, this paragraph shall not prevent the Company or Executive from exercising any of their respective rights under this Agreement.

               (f) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly with such jurisdiction, without regard to principles of the conflict of laws thereof or where the parties are located at the time a dispute arises.

               (g) Jurisdiction; Forum.

               (i) All disputes between the parties arising from or in connection with this Agreement or Executive's employment hereunder, including those relating to the existence and validity of this Agreement, shall be submitted to binding arbitration before one arbitrator administered by the American Arbitration Association ("AAA") under its National Rules for the Resolution of Employment Disputes at its New York City offices. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless otherwise determined by the arbitrator, as a consequence of bad faith by either party, the AAA filing fee and AAA hearing fee shall be divided equally between the parties. Each party shall bear its own attorneys' fees and costs, provided that in connection with any claims for which a prevailing party is entitled to recover attorneys' fees or costs pursuant to statute, the arbitrator shall have the authority to award such fees and costs.

               (ii) Notwithstanding subparagraph (i) above, if a dispute arises out of or relating to this Agreement, or the breach thereof, the parties hereby agree first to try in good faith to settle the dispute by mediation administered by the AAA under its National Rules for the Resolution of Employment Disputes at its New York City offices, before resorting to arbitration.

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               (iii) Notwithstanding subparagraphs (i) and (ii) above, the
Company shall be entitled to seek and obtain from a court injunctive or equitable relief, including without limitation, a temporary restraining order and/or preliminary injunction, to enforce the terms of Sections 5, 6 or 7 of this Agreement.

               (iv) Each party hereto consents and submits to the jurisdiction of any arbitration proceeding commenced in accordance with subparagraph (i) above in connection with any dispute arising out of or relating to this Agreement or the Executive's employment or termination hereunder and consents and submits to the jurisdiction of any state or federal court sitting in the State, City, and County of New York with respect to any proceeding brought (a) to enter judgment upon the award rendered by the arbitrator or (b) under subparagraph (iii) hereof.

               (h) Entire Agreement. This Agreement (including all exhibits hereto) contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements, if any, between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

               (i) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

               (j) Severability. If any term, provision, covenant or condition of this Agreement or part thereof, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision, covenant or condition shall remain in full force and effect, and any such invalid, unenforceable or void term, provision, covenant or condition shall be deemed, without further action on the part of the parties hereto, modified, amended and limited, and the court shall have the power to modify, to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful. In this regard, Executive acknowledges that the provisions of Sections 5, 6 and 7 of this Agreement are reasonable and necessary for the protection of the Company.

               (k) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. The use herein of the word "including," when following any general provision, sentence, clause, statement, term or matter, shall be deemed to mean "including, without limitation." As used herein, "Company" shall mean the Company and its subsidiaries and any purchaser of, successor to or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) of all or substantially all of the Company's business or assets which is obligated to perform this Agreement by operation of law, agreement or otherwise. As used herein, the words "day" or "days" shall mean a calendar day or days. As used herein, "Compensation Committee" means the Compensation Committee of the Board or, if no such committee is then serving, at least two members of the Board as selected by the Board.

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               (l) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

               (m) Remedies for Breach. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value, and, in the event of a breach or threatened breach of any covenant of Executive herein, the injury or imminent injury to the value and the goodwill of the Company's and its subsidiaries' businesses could not be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive acknowledges that the Company (and as applicable, one or more of its subsidiaries) shall be entitled to seek injunctive relief or any other equitable remedy against Executive in the event of a breach or threatened breach of Sections 5, 6 or 7 of this Agreement. The rights and remedies of the Executive and Company are cumulative and shall not be exclusive, and Executive and Company shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by Executive or Company shall in no way preclude Executive or Company from pursuing, at the same time or subsequently, any and all other rights and remedies available to Executive or Company.

               (n) Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, return receipt requested, with postage prepaid, or by overnight courier, to Executive's residence, as reflected in the Company's records or as otherwise designated by Executive with a copy (which shall not constitute notice) to:
Miriam Stern, Esq., 303 East 83rd Street, New York, NY 10028, or to the Company's principal executive office, attention: Chairman of the Board of Directors with a copy (which shall not constitute notice) to: Monica Lord, Esq., Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY 10022, as the case may be. All such notices, requests, consents and approvals shall be effective upon being deposited in the United States mail. However, the time period in which a response thereto must be given shall commence to run from the date of receipt on the return receipt of the notice, request, consent or approval by the addressee thereof. Rejection or other refusal to accept, or the inability to deliver because of changed address of which no notice was given as provided herein, shall be deemed to be receipt of the notice, request, consent or approval sent.

               (o) Assistance in Proceedings, Etc. Executive shall, without additional compensation during the Term and with complete reimbursement of expenses after the expiration of the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its subsidiaries or in which any of them is, or may become, a party.

               (p) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations

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

of Executive, and rights and benefits afforded to the Company, as provided in this Agreement, including, without limitation, Sections 5, 6, 7 and 8(o), shall survive cessation or termination of Executive's employment hereunder.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.

NEPHROS, INC.                             EXECUTIVE


By: /s/ Eric A. Rose, M.D.                /s/ Norman J. Barta
    -----------------------------------   --------------------------------------
    Eric A. Rose, M.D.                        Norman J. Barta
    Chairman of the Board of Directors

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